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                                                                    EXHIBIT 99.1

                             [FORM OF PRESS RELEASE]

    ECLIPSE SURGICAL TECHNOLOGIES CHANGES NAME TO CARDIOGENESIS FOLLOWING APPROVAL BY SHAREHOLDERS AT ANNUAL MEETING RELOCATING TO SOUTHERN CALIFORNIA FROM SILICON VALLEY

        SUNNYVALE, Calif., Jun 18, 2001 -- Eclipse Surgical Technologies (Nasdaq: ESTI), a leading medical device company specializing in myocardial revascularization systems, announced today that its shareholders voted to change the Company's name to CardioGenesis Corporation at its Annual Meeting of Shareholders held as scheduled Friday, June 15, 2001, in Santa Clara, CA. A quorum of shareholders was present in person or by proxy at the Meeting and all proposals submitted to the shareholders were approved, including the re-election of the Company's five Directors and the amendment to the Company's Restated Articles of Incorporation to change the Company's name.

        The change of name to CardioGenesis Corporation, which is the name of the company Eclipse acquired in March 1999, is expected to become effective today, June 18, 2001. The Company anticipates that the trading symbol of its common stock on the Nasdaq National Market will be changed from ESTI to CGCP, effective with the opening of the market on Thursday, June 21, 2001.

        CardioGenesis also announced at its Shareholder meeting that it is moving its corporate headquarters from the Silicon Valley to a more economical location in Southern California. the move to its new offices in Foothill Ranch, CA is expected to be completed before the end of August this year.

        Chairman, President and CEO Michael J. Quinn commented, "CardioGenesis better reflects the new, expanded vision that the Company has adopted. Today we're a revitalized company with a clearly defined mission. We are committed to becoming profitable, taking full advantage of our current products and technologies and expanding our product offering to treat a broader range of cardiovascular disease.

        "We started implementing our new vision by increasing our focus on the patients who suffer from angina," Quinn added. "This can be seen through our company-wide commitment to take full advantage of the potential of our industry-leading TMR (Transmyocardial Revascularization) surgical system and to successfully launch our new minimally invasive PMR (Percutaneous Myocardial Revascularization) system, which we are hopeful will be cleared to market by the U.S. Food and Drug Administration (FDA) later this year." The FDA has scheduled a meeting of its Circulatory System Devices Panel on July 9 to review the Company's supplemental Premarket Approval application for PMR.

        PMR is a catheter-based procedure in which a cardiologist gains access to the heart through the femoral artery and then uses the Company's laser to create tiny holes in the heart muscle that are believed to stimulate the growth of new blood vessels (angiogenesis).



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        After it hopefully obtains FDA clearance to market PMR, CardioGenesis intends to begin to expand its product line. The Company will seek to add complementary products for the treatment of cardiovascular disease that fit well into its distribution model. This could include delivery systems for growth factor compounds that stimulate the body's production of new blood vessels in the heart, as well as other innovative products for surgical and percutaneous cardiac applications. The Company expects to expand its offerings, both domestically and internationally, through a variety of means, which may include distribution agreements, licensing, acquisitions and/or internal development.

        Since Quinn joined the Company eight months ago, it has implemented a new far-reaching vision, revamped its sales and marketing organizations and taken important steps to get its expenses in line with revenue. "This has meant making some tough decisions and implementing a number of dramatic changes throughout the Company," Quinn said. "If needed, we will continue to make changes to ensure we are positioned to take full advantage of opportunities for increasing growth and profitability. The move from the high rents and labor costs of the Silicon Valley to the more business friendly costs of our new location in Orange County is another important example of how we intend to get our operating expenses in line and keep them there."

        At the Annual Meeting of Shareholders, the shareholders also approved:
The appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2001; an amendment to the Company's Stock Option Plan to increase the number of shares of Common Stock reserved for issuance under the Plan by 500,000 shares; and an amendment to the Company's Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance under that Plan by 300,000 shares.

        The Directors re-elected to serve until the next Annual Meeting of Shareholders or until their successors are elected and qualified are: Michael J. Quinn, 56, the Company's Chief Executive Officer, President and Chairman of the Board; Jack M. Gill, 65, Ph.D., a founding general partner of Vanguard Venture Partners and formerly Chairman of the Board of Directors of CardioGenesis Corporation, which the Company acquired in March 1999; Alan L. Kaganov, Sc.D., 62, a Venture Partner at U.S. Venture Partners and previously the Company's Chief Executive Officer; Robert L. Mortensen, 66, has served as either President or Chairman of the Board and a Director of Lightwave Electronics Corporation, a solid-state laser company he founded; and Robert C. Strauss, 59, President and Chief Executive Officer of Noven Pharmaceuticals, Inc.

        About CardioGenesis Corporation:

        CardioGenesis, formerly Eclipse Surgical Technologies, is a medical device company specializing in the treatment of cardiovascular disease and is the leader in products that stimulate cardiac angiogenesis. The Company's market-leading Holmium YAG laser system and disposable fiber-optic accessories are used to perform a FDA-cleared surgical procedure known as transmyocardial revascularization (TMR) to treat patients suffering from angina. The CardioGenesis TMR procedure, which is marketed in the U.S., Europe and Asia, has been shown to reduce angina and improve the quality of life in patients with coronary artery disease.



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        CardioGenesis submitted a Premarket Approval Application (PMA) to the
FDA in December 1999 for a minimally invasive, catheter-based version of the procedure, called percutaneous myocardial revascularization (PMR), and a FDA panel is scheduled to review the PMA in a meeting on July 9, 2001. The Company's PMR device is currently being marketed in selected countries in Europe, after having received a CE mark.

        For more information on the Company and its products, please visit the CardioGenesis web site at http://www.eclipsesurg.com. for investor relations information, visit the CardioGenesis pages in the "Client" section of the Allen & Caron Inc web site at www.allencaron.com

        Any forward-looking statements in this news release related to the Company's sales, profitability and the adoption of its technology and products are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Other factors that could cause Eclipse's actual results to differ materially are discussed in the "Risk Factors" section of the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and the Company's other recent SEC filings. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.